Exhibit 99.1

Paramount Announces Fourth Quarter 2024 Results

– Initiates Guidance for Full Year 2025 –

NEW YORK – February 27, 2025 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2024 today and reported results for the fourth quarter ended December 31, 2024.

Fourth Quarter Highlights:

Results of Operations:

•
Reported net loss attributable to common stockholders of $38.6 million, or $0.18 per diluted share, for the quarter ended December 31, 2024, compared to $205.6 million, or $0.95 per diluted share, for the quarter ended December 31, 2023. Net loss attributable to common stockholders for the quarter ended December 31, 2024 includes $30.9 million, or $0.14 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures. Net loss attributable to common stockholders for the quarter ended December 31, 2023 includes (i) $185.0 million, or $0.85 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures and (ii) $7.3 million, or $0.03 per diluted share, for our share of realized and unrealized losses on consolidated real estate related fund investments.
•
Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $41.2 million, or $0.19 per diluted share, for the quarter ended December 31, 2024, compared to $47.4 million, or $0.22 per diluted share, for the quarter ended December 31, 2023.
•
Reported a 0.4% decrease in Same Store Net Operating Income (“NOI”) and a 0.1% decrease in Same Store Cash NOI in the quarter ended December 31, 2024, compared to the same period in the prior year.
•
Leased 108,824 square feet, of which the Company’s share was 75,821 square feet that was leased at a weighted average initial rent of $85.65 per square foot. Of the 108,824 square feet leased, 75,821 square feet represented the Company’s share of second generation space(1), for which mark-to-markets were negative 7.2% on a GAAP basis and negative 11.1% on a cash basis.

Transactions Subsequent to Fourth Quarter:

•
On January 17, 2025, the Company entered into a consent agreement with the lenders of its revolving credit facility to permit the disposition of a 45.0% equity interest in 900 Third Avenue (as further described below). In connection therewith, the Company reduced the aggregate commitments under the credit facility to $450.0 million and modified its credit facility to, among other things, (i) reduce the aggregate unencumbered asset value of all unencumbered eligible properties from $900.0 million to $500.0 million, (ii) increase the secured leverage ratio as of the last day of any relevant fiscal quarter from 50% to 60%, and (iii) limit borrowings under the credit facility to $200.0 million, through June 30, 2025.
•
On January 17, 2025, the Company sold a 45.0% equity interest in 900 Third Avenue, a 600,000 square foot Class A office building located in New York City, at a gross asset valuation of $210.0 million, retaining net proceeds of approximately $94.0 million, of which $9.4 million was received in the fourth quarter and the balance was received at closing.

(1) Second generation space represents space leased in the current period (i) that has been vacant for less than twelve months, or (ii) that has been leased ahead of its originally scheduled expiration.

Financial Results

Quarter Ended December 31, 2024

Net loss attributable to common stockholders was $38.6 million, or $0.18 per diluted share, for the quarter ended December 31, 2024, compared to $205.6 million, or $0.95 per diluted share, for the quarter ended December 31, 2023. Net loss attributable to common stockholders for the quarter ended December 31, 2024 includes $30.9 million, or $0.14 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures. Net loss attributable to common stockholders for the quarter ended December 31, 2023 includes (i) $185.0 million, or $0.85 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures and (ii) $7.3 million, or $0.03 per diluted share, for our share of realized and unrealized losses on consolidated real estate related fund investments.

Funds from Operations (“FFO”) attributable to common stockholders was $36.3 million, or $0.17 per diluted share, for the quarter ended December 31, 2024, compared to $40.5 million, or $0.19 per diluted share, for the quarter ended December 31, 2023. FFO attributable to common stockholders for the quarters ended December 31, 2024 and 2023 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarters ended December 31, 2024 and 2023 by $4.9 million and $6.9 million, respectively, or $0.02 and $0.03 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $41.2 million, or $0.19 per diluted share, for the quarter ended December 31, 2024, compared to $47.4 million, or $0.22 per diluted share, for the quarter ended December 31, 2023.

Year Ended December 31, 2024

Net loss attributable to common stockholders was $46.3 million, or $0.21 per diluted share, for the year ended December 31, 2024, compared to $259.7 million, or $1.20 per diluted share, for the year ended December 31, 2023. Net loss attributable to common stockholders for the year ended December 31, 2024 includes (i) $30.9 million, or $0.14 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures, and (ii) $14.1 million, or $0.07 per diluted share, of a non-cash gain on extinguishment of a tax liability related to the Company’s initial public offering. Net loss attributable to common stockholders for the year ended December 31, 2023 includes (i) $208.1 million, or $0.96 per diluted share, for our share of non-cash real estate impairment losses related to investments in unconsolidated joint ventures, (ii) non-cash straight-line rent receivable write-offs aggregating $13.0 million, or $0.06 per diluted share, related to the terminated SVB Securities lease at 1301 Avenue of the Americas and the surrendered JPMorgan Chase space at One Front Street and (iii) $13.0 million, or $0.06 per diluted share, for our share of realized and unrealized losses on consolidated real estate related fund investments.

FFO attributable to common stockholders was $178.8 million, or $0.82 per diluted share, for the year ended December 31, 2024, compared to $178.0 million, or $0.82 per diluted share, for the year ended December 31, 2023. FFO attributable to common stockholders for the year ended December 31, 2024 includes $14.1 million, or $0.07 per diluted share, of a non-cash gain on extinguishment of a tax liability related to the Company’s initial public offering. FFO attributable to common stockholders for the year ended December 31, 2023 includes non-cash straight-line rent receivable write-offs aggregating $13.0 million, or $0.06 per diluted share, related to the terminated SVB Securities lease at 1301 Avenue of the Americas and the surrendered JPMorgan Chase space at One Front Street. FFO attributable to common stockholders for the years ended December 31, 2024 and 2023 also includes the impact of other non-core items, which are listed in the table on page 10. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the year ended December 31, 2024 by $5.7 million, or $0.02 per diluted share, and decreased FFO attributable to common stockholders for the year ended December 31, 2023 by $8.8 million, or $0.04 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $173.1 million, or $0.80 per diluted share, for the year ended December 31, 2024, compared to $186.8 million, or $0.86 per diluted share, for the year ended December 31, 2023.

Portfolio Operations

Quarter Ended December 31, 2024

Same Store NOI decreased by $0.4 million, or 0.4%, to $91.3 million for the quarter ended December 31, 2024 from $91.7 million for the quarter ended December 31, 2023. Same Store Cash NOI decreased by $0.1 million, or 0.1%, to $87.3 million for the quarter ended December 31, 2024 from $87.4 million for the quarter ended December 31, 2023.

During the quarter ended December 31, 2024, the Company leased 108,824 square feet, of which 98,485 square feet was leased in the Company’s same store portfolio. Of the 98,485 square feet leased, the Company’s share was 75,821 square feet that was leased at a weighted average initial rent of $85.65 per square foot. This leasing activity, offset by lease expirations in the quarter, increased same store leased occupancy by 10 basis points to 84.8% at December 31, 2024 from 84.7% at September 30, 2024.

Of the 108,824 square feet leased in the fourth quarter, 75,821 square feet represented the Company’s share of second generation space for which mark-to-markets were negative 7.2% on a GAAP basis and negative 11.1% on a cash basis. The weighted average lease term for leases signed during the fourth quarter was 11.1 years and weighted average tenant improvements and leasing commissions on these leases were $15.74 per square foot per annum, or 18.4% of initial rent.

Year Ended December 31, 2024

Same Store NOI decreased by $3.3 million, or 0.9%, to $366.9 million for the year ended December 31, 2024 from $370.2 million for the year ended December 31, 2023. Same Store Cash NOI decreased by $3.9 million, or 1.1%, to $348.8 million for the year ended December 31, 2024 from $352.7 million for the year ended December 31, 2023.

During the year ended December 31, 2024, the Company leased 763,449 square feet, of which 664,764 square feet was leased in the Company’s same store portfolio. Of the 664,764 square feet leased, the Company’s share was 519,961 square feet that was leased at a weighted average initial rent of $76.50 per square foot. This leasing activity, offset by lease expirations during the year, decreased same store leased occupancy by 530 basis points to 84.8% at December 31, 2024 from 90.1% at December 31, 2023. The decrease in same store leased occupancy was driven primarily by the scheduled expiration of Clifford Chance’s lease in June 2024 at 31 West 52nd Street in the Company’s New York portfolio.

Of the 763,449 square feet leased during the year, 365,978 square feet represented the Company’s share of second generation space for which mark-to-markets were negative 8.2% on a GAAP basis and negative 6.5% on a cash basis. The weighted average lease term for leases signed during the year was 8.6 years and weighted average tenant improvements and leasing commissions on these leases were $11.90 per square foot per annum, or 15.6% of initial rent.

Guidance

The Company is providing its Estimated Core FFO Guidance for the full year of 2025, which is reconciled below to estimated net loss attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net loss attributable to common stockholders will be between $0.36 and $0.30 per diluted share. The estimated net loss attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

The Company estimates that 2025 Core FFO will be between $0.51 and $0.57 per diluted share. The estimated Core FFO of $0.54 per diluted share, at the midpoint of the Company’s guidance for 2025, when compared to actual Core FFO of $0.80 per diluted share for 2024, assumes, among other items, decreases and increases in the Company’s share of the following components: (i) a decrease in Cash NOI of $0.17 per diluted share (resulting primarily from the expiration of two of the Company’s largest tenants’ leases in 2025), (ii) a decrease in non-cash straight-line rent and amortization of above and below-market lease revenue, net of $0.04 per diluted share, (iii) a decrease of $0.02 per diluted share from the disposition of a 45.0% equity interest in 900 Third Avenue in January 2025, (iv) a decrease in fee and other income of $0.02 per diluted share, (v) a decrease in lease termination income of $0.01 per diluted share and (vi) an increase in interest and debt expense of $0.01 per diluted share, partially offset by, (vii) a decrease in general and administrative expenses of $0.01 per diluted share.

	Full Year 2025
(Amounts per diluted share)	Low	High
Estimated net loss attributable to common stockholders	$(0.36)	$(0.30)
Pro rata share of real estate depreciation and amortization, including the Company's share of unconsolidated joint ventures	0.87	0.87
Estimated FFO / Core FFO	$0.51	$0.57

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 7. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, or realized and unrealized gains and losses on real estate related fund investments. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms; dependence on tenants’ financial condition; the risk we may lose a major tenant or that a major tenant may be adversely impacted by market and economic conditions, including elevated inflation and interest rates; trends in the office real estate industry including telecommuting, flexible work schedules, open workplaces and teleconferencing; the uncertainties of real estate development, acquisition and disposition activity; the ability to effectively integrate acquisitions; fluctuations in interest rates and the costs and availability of financing; the ability of our joint venture partners to satisfy their obligations; the effects of local, national and international economic and market conditions and the impact of elevated inflation and interest rates on such market conditions; the effects of acquisitions, dispositions and possible impairment charges on our operating results; the negative impact of any future pandemic, endemic or outbreak of infectious disease on the U.S., regional and global economies and our tenants’ financial condition and results of operations; regulatory changes, including changes to tax laws and regulations; and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate related fund investments, unrealized gains or losses on interest rate swaps, severance costs, gains or losses on early extinguishment of debt and other non-core adjustments, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which include property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also use Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. We present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at the property level.

Same Store NOI is used to measure the operating performance of properties in our New York and San Francisco portfolios that were owned by the Company in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

In the first quarter of 2024, we updated our presentation of NOI, Cash NOI and Core FFO attributable to common stockholders to exclude the impact of Market Center and 111 Sutter Street, which we have designated as “non-core” assets. Accordingly, we have recast the presentation for all prior periods presented to reflect this change.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2024, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Friday, February 28, 2025 at 10:00 a.m. Eastern Time (ET), during which management will discuss the fourth quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 28, 2025 through March 7, 2025 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13750770.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.pgre.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer and Treasurer 212-237-3122 ir@pgre.com	Tom Hennessy Vice President, Investor Relations and Business Development 212-237-3138 ir@pgre.com

Media:

212-492-2285

pr@pgre.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

Assets:	December 31, 2024	December 31, 2023
Real estate, at cost:
Land	$1,966,237	$1,966,237
Buildings and improvements	6,325,097	6,250,379
	8,291,334	8,216,616
Accumulated depreciation and amortization	(1,639,529)	(1,471,819)
Real estate, net	6,651,805	6,744,797
Cash and cash equivalents	375,056	428,208
Restricted cash	180,391	81,391
Accounts and other receivables	18,229	18,053
Real estate related fund investments	-	775
Investments in unconsolidated real estate related funds	4,649	4,549
Investments in unconsolidated joint ventures	85,952	132,239
Deferred rent receivable	356,425	351,209
Deferred charges, net	100,684	108,751
Intangible assets, net	50,492	68,005
Other assets	47,820	68,238
Total assets	$7,871,503	$8,006,215

Liabilities:
Notes and mortgages payable, net	$3,676,630	$3,803,484
Revolving credit facility	-	-
Accounts payable and accrued expenses	119,881	114,463
Dividends and distributions payable	-	8,360
Intangible liabilities, net	20,870	28,003
Other liabilities	44,625	37,017
Total liabilities	3,862,006	3,991,327
Equity:
Paramount Group, Inc. equity	3,141,277	3,203,285
Noncontrolling interests in:
Consolidated joint ventures	495,340	413,925
Consolidated real estate related funds	82,875	110,589
Operating Partnership	290,005	287,089
Total equity	4,009,497	4,014,888
Total liabilities and equity	$7,871,503	$8,006,215

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Rental revenue	$178,114	$181,736	$721,750	$711,470
Fee and other income	8,153	10,735	35,701	31,318
Total revenues	186,267	192,471	757,451	742,788
Expenses:
Operating	77,030	77,076	303,278	293,965
Depreciation and amortization	56,622	68,866	239,542	250,644
General and administrative	16,395	15,679	66,333	61,986
Transaction related costs	80	99	923	422
Total expenses	150,127	161,720	610,076	607,017
Other income (expense):
Loss from real estate related fund investments	(36)	(59,341)	(128)	(96,375)
Income (loss) from unconsolidated real estate related funds	74	45	273	(822)
Loss from unconsolidated joint ventures	(44,261)	(207,160)	(47,359)	(270,298)
Interest and other income, net	3,625	4,830	30,455	14,837
Interest and debt expense	(42,874)	(40,550)	(166,952)	(152,990)
Loss before income taxes	(47,332)	(271,425)	(36,336)	(369,877)
Income tax expense	(730)	(302)	(2,058)	(1,426)
Net loss	(48,062)	(271,727)	(38,394)	(371,303)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(4,028)	(4,585)	(22,462)	(20,464)
Consolidated real estate related funds	9,884	52,383	10,292	109,795
Operating Partnership	3,560	18,379	4,276	22,228
Net loss attributable to common stockholders	$(38,646)	$(205,550)	$(46,288)	$(259,744)

Loss per Common Share:
Basic	$(0.18)	$(0.95)	$(0.21)	$(1.20)
Diluted	$(0.18)	$(0.95)	$(0.21)	$(1.20)

Weighted average common shares outstanding:
Basic	217,335,362	217,071,959	217,240,620	216,922,235
Diluted	217,335,362	217,071,959	217,240,620	216,922,235

Paramount Group, Inc.

Reconciliation of Net Loss to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of net loss to FFO and Core FFO:
Net loss	$(48,062)	$(271,727)	$(38,394)	$(371,303)
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	58,040	76,723	250,986	286,410
Our share of non-cash real estate impairment losses related to unconsolidated joint ventures	33,733	201,496	33,733	226,230
Amounts attributable to noncontrolling interests in consolidated joint ventures and real estate related funds	(4,104)	37,609	(51,085)	50,142
FFO attributable to the Operating Partnership	39,607	44,101	195,240	191,479
Amounts attributable to noncontrolling interests in the Operating Partnership	(3,340)	(3,620)	(16,419)	(13,481)
FFO attributable to common stockholders	$36,267	$40,481	$178,821	$177,998
Per diluted share	$0.17	$0.19	$0.82	$0.82

FFO attributable to the Operating Partnership	$39,607	$44,101	$195,240	$191,479
Adjustments for non-core items:
Non-cash gain on extinguishment of IPO related tax liability	-	-	(15,437)	-
Non-core assets (1)	-	1,413	-	(2,122)
Our share of realized and unrealized gains and losses from consolidated and unconsolidated real estate related funds	(32)	7,931	69	14,978
Other, net (primarily adjustments related to unconsolidated joint ventures)	5,438	(1,766)	9,139	(3,301)
Core FFO attributable to the Operating Partnership	45,013	51,679	189,011	201,034
Amounts attributable to noncontrolling interests in the Operating Partnership	(3,796)	(4,241)	(15,905)	(14,237)
Core FFO attributable to common stockholders	$41,217	$47,438	$173,106	$186,797
Per diluted share	$0.19	$0.22	$0.80	$0.86

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	217,335,362	217,071,959	217,240,620	216,922,235
Effect of dilutive securities	70,797	77,069	31,354	20,527
Denominator for FFO and Core FFO per diluted share	217,406,159	217,149,028	217,271,974	216,942,762

_______________________________________________________________________

(1) Represents Market Center and 111 Sutter Street.

Paramount Group, Inc.

Reconciliation of Net Loss to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of net loss to Same Store NOI
and Same Store Cash NOI:
Net loss	$(48,062)	$(271,727)	$(38,394)	$(371,303)
Adjustments to arrive at NOI:
Fee income	(4,552)	(7,491)	(21,880)	(21,597)
Depreciation and amortization	56,622	68,866	239,542	250,644
General and administrative	16,395	15,679	66,333	61,986
Loss from real estate related fund investments	36	59,341	128	96,375
Loss from unconsolidated joint ventures	44,261	207,160	47,359	270,298
NOI from unconsolidated joint ventures (excluding One Steuart Lane)	7,055	7,026	23,666	37,360
Interest and other income, net	(3,625)	(4,830)	(30,455)	(14,837)
Interest and debt expense	42,874	40,550	166,952	152,990
Income tax expense	730	302	2,058	1,426
Non-core assets (1)	-	(2,380)	-	(16,666)
Other, net	6	54	650	1,244
Amounts attributable to noncontrolling interests in consolidated joint ventures	(21,564)	(22,397)	(92,096)	(89,948)
PGRE's share of NOI	90,176	90,153	363,863	357,972
Non-same store adjustments:
Lease termination income	(1,168)	(766)	(4,345)	(6,887)
Non-cash write-offs of straight-line rent receivables	-	363	-	14,346
Other, net	2,320	1,939	7,358	4,744
PGRE's share of Same Store NOI	$91,328	$91,689	$366,876	$370,175

PGRE's share of NOI	$90,176	$90,153	$363,863	$357,972
Adjustments to arrive at Cash NOI:
Straight-line rent (including our share of unconsolidated joint ventures)	(1,388)	(4,476)	(8,082)	(6,166)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(1,142)	(1,912)	(6,446)	(8,099)
Non-core assets (1)	-	802	-	1,968
Amounts attributable to noncontrolling interests in consolidated joint ventures	(1,507)	1,660	(3,566)	9,139
PGRE's share of Cash NOI	86,139	86,227	345,769	354,814
Non-same store adjustments:
Lease termination income	(1,168)	(766)	(4,345)	(6,887)
Other, net	2,355	1,969	7,358	4,744
PGRE's share of Same Store Cash NOI	$87,326	$87,430	$348,782	$352,671

_______________________________________________________________________

(1) Represents Market Center and 111 Sutter Street.